Exhibit 10.2

MANAGING DIRECTOR CONTRACT

by and between

ExOne GmbH, Am Mittleren Moos 41, 86167 Augsburg Represented by the shareholders’ meeting

- hereinafter referred to as the “Company” -

and

Mr. Rainer Höchsmann, Keltenstr. 2, 86863 Langenneufnach, Germany

- hereinafter referred to as the “Managing Director” -

Preamble

Company and Managing Director have entered into a managing directors agreement dated August 21st 2003 as amended from time to time.

Meanwhile, the overall responsibilities of the Managing Director have increased and became more international. Accordingly, he has entered into a separate agreement providing for certain reporting obligations with ExOne Company in the United States.

In the light of the foregoing, the Parties would like to restate the existing agreement referenced above and agree as follows:

§ 1 Management and Representation

(1)	The Managing Director is entitled and required to represent the Company according to the law, the articles of incorporation, and any management rules jointly with the other managing directors and to manage the Company’s businesses. Instructions issued by the shareholders’ meeting shall be followed as long as they do not contradict agreements contained in this Contract.

(2)	The Managing Director shall execute the duties incumbent upon him with the care of a prudent and diligent businessman while safeguarding the interests of the company.

(3)	The Managing Director shall in particular, but not limited to, be obliged to render additional services as managing director or in other functions, if so requested by Company, for affiliated companies of Company in the meaning of §§ 15ff. AktG (in analogous application) hereinafter referred to as “Group Company”.

§ 2 Individual Duties

(1)	The Managing Director shall be responsible for the management and supervision of the Company as a whole.

(2)	The Managing Director shall exercise the rights and obligations of the employer according to the provisions of labor and social laws.

(3)	The Managing Director shall safeguard the tax-related interests of the Company. He is required, within 3 months after expiration of a fiscal year and in consideration of business- and tax-related accounting rules to generate the annual financial statement (balance sheet, profit and loss statement, as well as appendix). He is responsible for ensuring that accounting adheres to business- and tax-related guidelines and that cost accounting is tailored to the Company.

(4)	The Managing Director is responsible for the timely and proper disclosure of the annual financial statement according to § 325 HGB (Commercial Code). He shall make use of size-related simplification according to §§ 326 and 327 HGB unless the shareholders’ meeting has decided otherwise.

(5)	Unless a different shareholders’ resolution is passed, the Managing Director shall convene the shareholders’ meeting in a proper manner, run it, and conclude it in a proper manner as well as record the minutes of the shareholders’ resolutions.

(6)	The Managing Director shall prepare a business report for the shareholders meeting. Upon request, he shall provide interim business reports and information in writing.

(7)	The Managing Director shall file the necessary entries into the Commercial Register.

(8)	The Managing Director may only approve the assignment of company shares and fractional company shareholding based on the articles of incorporation and the relevant shareholders’ resolutions. The same applies for calling in any still outstanding capital contributions.

(9)	According to § 40 GmbHG (law on private limited liability companies), the Managing Director shall promptly submit, after every change in the persons constituting the shareholders or in the scope of their stake, a list of the shareholders that is signed by him and that contains their last names, first names, status, place of residence, and initial contribution.

§ 3 Transactions Requiring Approval / Advisory Board

(1)	The Managing Director shall require, for all transactions and measures that go beyond the usual operations of the Company’s business activities, the express consent of the shareholders’ meeting. This shall include in particular:

a)	Granting of or termination of special power of attorneys (“Prokura” or “Generalhandlungsvollmachten”).

b)	Major changes in the organization of the company.

c)	The implementation of new or termination of existing businesses of the company.

d)	Entering into, change or termination of corporate contracts (“Unternehmensverträge”) such as, but not limited to, profit and loss pooling agreements etc.

e)	Acquiring or selling or imposing other obligations over subsidiaries of the company.

f)	Entering into, change or termination of long-term corporation agreements or initiation of undertakings which are not covered by the investment budget of the company.

g)	Acquiring, selling and/or imposing obligations of real-estate or alike.

h)	Entering into, change or termination of contracts with a duration of more than one year and/or an annual obligation of the company exceeding 100.000,00 EURO, except for production orders that are in the framework of an approved production plan.

i)	Granting of guarantees, unless the bank guarantee is against a customer order.

j)	Entering into, change or termination of agreements between the company and the managing directors.

(2)	In case the Company or any Group Company has established an advisory board, the Managing Director shall comply with his duties vis-à-vis the advisory board, especially but not limited to the reporting obligations, as set forth in the articles of incorporation or any other documentation of the respective Group Company.

§ 4 Services

(1)	The Managing Director shall apply all of his energy and all of his knowledge and experience toward the Company’s interests. The normal work period is at least 40 hours per week and complies with corporate procedures.

§ 5 Duties and Business Secrets

(1)	The Managing Director is required to maintain absolute confidentiality vis-à-vis third parties regarding all of the Company’s business matters. This requirement shall remain in place after expiration of the employment contract.

(2)	Business- and operations-related documents of all types, including personal records regarding official matters, may not be used for business purposes and shall be carefully stored. Upon termination of the employment contract, the aforementioned documents shall be returned to the Company.

(3)	Rights of retention may not be asserted by the Managing Director. The Managing Director may not file claims against the Company.

§ 6 Innovations, Improvements, and Inventions

(1)	The Managing Director shall transfer innovations and improvements, which he develops during the period of this Contract in the Company’s area of activity, to the Company without special compensation for its sole and unrestricted use.

(2)	In regard to service inventions, the Managing Director is required to promptly report them in writing to the Company (§5 Para (1), sentence. 1 ArbneErfG (law regarding employee inventions)).

(3)	The Company may claim, in a restricted or unrestricted manner, by means of a written statement, the protection-qualified service invention reported to it within an exclusion period of 4 months after receiving proper notification. With the unrestricted claim and with receipt of the Company’s written statement, all rights to the service invention shall be transferred over to the Company all rights to the service invention are transferred over to the Company (§ 7, Para. 1 ArbnErfG).

(4)	If the Managing Director leaves the Company, all rights to the Managing Director’s service inventions shall remain with the Company and without any claims to compensation.

§ 7 Secondary Employment and Competition

(1)	Secondary employment, including the holding of honorary positions, requires the approval by the shareholders’ meeting.

(2)	The Managing Director shall not, for the duration of this Contract and two years after its termination, work in any way for a rival of the Company or a company affiliated with it or to hold a direct or indirect stake in such an entity or to engage in transactions for his own interests or those of others in the Company’s area of activities in Germany.

(3)	The non-compete clause does not apply to holdings in companies in the form of securities that are traded on stock markets and are acquired for purposes of capital investment.

(4)	After termination of the Contract, the Company shall pay the Managing Director, if it does not expressly waive, by correspondingly applying the principle of § 75a HGB, the assertion of the non-compete clause, compensation in the amount of 50 percent of the average fixed annual salary of the last three years per year for the duration of the non-compete clause. Compensation per year = fixed annual salary of the last 3 years : 6. For the avoidance of doubt it is hereby clarified that any remuneration which the Managing Director is entitled to from non-compete obligations towards Group Companies should be taken into consideration for the calculation of the compensation as set forth above.

§8 Managing Director’s Salary

(1)	The Managing Director shall receive a fixed annual salary of €222,720. The salary shall be paid in monthly installments on the last day of a given month. In addition a bonus of €2288 will be paid in Dec.

(2)	No claims may be made regarding overtime, work on Sundays and holidays, or other extra work.

§ 9 Expenses and Cost Reimbursement

(1)	If the Managing Director incurs any costs and expenses while conducting the proper activities of a managing director, they shall be reimbursed to him by the Company, to the extent that the Managing Director substantiates their need in terms of business management and operations, or if said costs and expenses are obvious.

(2)	Travel expenses shall be reimbursed in each case at the maximum rates permissible by tax law.

§ 10 Vacation

The Managing Director is entitled to 30 work days (Saturday is not a work day) of paid vacation per fiscal year. The Managing Director shall arrange the time period of his vacation so that the needs of the Company’s management are taken into consideration. The vacation shall be coordinated with the other managing directors.

§ 11 Duration and Termination

(1)	Employment as Managing Director pursuant to this Agreement shall begin on January 1, 2014.

(2)	The Contract shall be concluded for an indefinite period and may be terminated with 3 months prior notice, from the end of a quarter.

(3)	The Contract may be terminated without prior notice based on good cause.

(4)	Good cause exists for the Company especially when

a)	The Managing Director violates the non-compete clause;

b)	The Managing Director conducts business for the Company without the required approval or disregards written instructions issued by the shareholders’ meeting.

c)	The Managing Director intentionally prepares an incorrect annual financial statement.

d)	The Company is liquidated, or

e)	termination of the Agreement between Managing Director and ExOne Company in the United States as referenced in the Preamble above.

(5)	The termination shall be conveyed in writing. The Managing Director shall direct his termination notice to the shareholder with the highest equity investment.

(6)	The dismissal as Managing Director is permissible at any time. Dismissal shall be conveyed in writing. It applies at the same time as termination of the employment contract at the next permissible point in time.

(7)	In the event of dismissal as well as termination, the managing director position shall end when the notification regarding the dismissal or termination is received.

§ 12 Software

The Managing Director shall strictly comply with the provisions of the copyright law, especially to not illegally duplicating original software obtained from the Company or to using illegally duplicated software. In addition, the Managing Director shall not use any third-party software in the Company. If the Managing Director were to violate these requirements, he shall release the Company from any damages caused thereby.

§13 Address

The Managing Director shall, promptly and unbidden, notify the Company of any changes to his private address. Letters from the Company that do not reach or are delayed in reaching the Managing Director because of violating this disclosure requirement shall be considered as received on the third business day after being sent by regular mail.

§ 14 Pledging / Assignment

The Managing Director may pledge or assign his remuneration claims to third parties only after receiving the prior written approval of the Company. The employee shall assume the costs incurred from garnishment, pledging, or assignment.

§ 15 Contractual Penalty

In the event of the culpable non-fulfillment or the contract-violating termination of the position as well as the early termination of the employment contract by the Company culpably caused by the Managing Director, the Managing Director shall pay the Company a contractual penalty in the amount of double the gross monthly pay agreed upon in this Contract. This contractual penalty shall also be applied if the Managing Director violates other major contractual provisions, especially the duty of disclosure (§13, Para. 3), the confidentiality requirement (§ 5.1) and the obligation to return property (§ 5.2). If the Managing Director does not comply with the post-contractual non-compete clause, then the Company may – notwithstanding its other rights – demand a contractual penalty in the amount of €20,000 per each incident of non-compliance, or in the event of [his] entering into an employment contract, for each month of such employment. The Company is entitled to assert claims for further damage.

§ 16 Final Provisions

(1)	The contractual agreements of the parties exhaustively stem from this Contract. Changes to the Contract must be made in writing and require the express approval of the shareholders’ meeting. Waiving the “in writing” requirement by verbal agreement is void. In particular, this Contract substitutes the managing director agreement between the Parties hereto dated August 21st 2003 as amended from time to time as referenced in the Preamble. The Parties agree that all obligations arising out of or in connection with said agreement are hereby deemed finally and irrevocably fulfilled.

(2)	The non-validity of individual provisions shall not affect the legal validity of the Contract as a whole. Instead of the invalid clause, a provision shall be agreed upon that best corresponds to the parties’ economic intent.

(3)	All disputes arising from this Contract shall be resolved by ordinary legal procedures.

North Huntingdon, Pennsylvania December 23, 2013	Augsburg December 23, 2013

ExOne GmbH	/s/ Rainer Höchsmann
Rainer Höchsmann

By:	The ExOne Company, its sole shareholder

By:	/s/ S. Kent Rockwell

Name:	S. Kent Rockwell

Title:	Chairman of the Company